Exhibit 3-i


                                                            COURTESY TRANSLATION


                         SGL CARBON AKTIENGESELLSCHAFT



                           ARTICLES OF INCORPORATION



                                   SECTION I


                              GENERAL REGULATIONS




                                   ARTICLE 1

                 NAME AND REGISTERED OFFICE OF THE CORPORATION


1.     The name of the Corporation is

                         SGL CARBON AKTIENGESELLSCHAFT


2.     It has its registered office in Wiesbaden.



                                   ARTICLE 2

                           PURPOSE OF THE CORPORATION


(1) The Corporation is a holding company for a group of companies active especially in the following fields:

       * all kinds of carbon products, in particular industrial products made of natural and artificial carbon and graphite;


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       *      carbon and graphite materials and products such as fibers, composite materials, foils and graphite processing equipment including industrial facilities;

       *      other ceramic materials and products;

       *      corrosion resistant materials and

       * the production or extraction of other substances and products related to the foregoing.

(2) The Corporation itself may engage in activities described in Par. (1) and may make resources and funds available to companies in which it holds an interest. The Corporation is authorized to take all actions and measures that relate to the purpose of the Corporation or which serve such purpose, directly or indirectly.

(3) The Corporation may also establish, acquire, take an equity interest in or consolidate other companies, especially those which are active in the fields described in Par. (1). The Corporation is authorized to take shares in any kind of company, especially for the purpose of investing the funds of the Corporation. With respect to corporations in the group and other companies in which the Corporation has an interest, it may limit itself to the administration of its interest as well as act in its discretion regarding its ownership interests.


                                   ARTICLE 3
                            CAPITAL STOCK AND SHARES


(1) The capital stock of the Corporation amounts to EUR 160,575,431.68 (EUR one hundred sixty million five hundred seventy-five thousand and four hundred thirty-one and sixty-eight Cent).

(2)    The capital stock is divided into 62,724,778 shares.

(3)    The shares are bearer shares.

(4) The Corporation may issue share certificates representing several shares (multiple share certificates). Shareholders may not require the issuance of share certificates.

(5) If the share capital is increased, the profit sharing rights of any new shares may deviate from Section 60 of the German Stock Corporation Law (Aktiengesetz).

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(6)    The Executive Committee is authorized to increase the Company's share capital with the approval of the Supervisory Board by a total of up to EUR 54,161,041.92 (Authorized Capital I) by issuing a total of no more than 21,156,477 new no-par value shares against cash and/or non-cash contributions on one or several occasions in the period up to April 29, 2009. The shareholders are to be granted subscription rights. However, the Executive Committee is authorized, with the approval of the Supervisory Board, to exempt fractions of subscription rights. Furthermore, the Executive Committee can exclude subscription rights with the approval of the Supervisory Board

       (i) to the extent necessary to enable the holders of warrants or convertible bonds that have been issued by SGL CARBON Aktiengesellschaft or by a wholly owned direct or indirect subsidiary to be granted subscription rights for new shares as if they had exercised the warrants or conversion rights or fulfilled their conversion obligations;

       (ii) to issue new shares to holders of convertible bonds which were granted by SGL CARBON Aktiengesellschaft or its wholly owned direct or indirect subsidiaries in Germany and abroad against non-cash contributions in accordance with the authorization by the Annual General Meeting on April 30, 2004, if the holders have exercised their conversion right or fulfilled their conversion obligation.

       (iii) if the new shares are issued to employees of SGL CARBON Aktiengesellschaft or companies affiliated with SGL CARBON Aktiengesellschaft within the meaning of sections 15 ff. of the AktG. However, for this purpose the share capital can only be increased by a total of no more than EUR 917,928.96 by issuing a total of up to 358,566 new no-par value shares on one or several occasions;

       (iv) if the new shares are issued to employees of SGL CARBON Aktiengesellschaft or companies affiliated with SGL CARBON Aktiengesellschaft within the meaning of sections 15 ff. of the AktG participating in the share plan (Matching Share Plan) of SGL CARBON Aktiengesellschaft. However, for this purpose the share capital can only be increased by a total of no more than EUR 803,776.00 by issuing a total of up to 313,975 new no-par value shares on one or several occasions;

       (v) if the new shares are issued as part of a capital increase against non-cash contributions for the acquisition of companies, parts of companies or equity interests in companies; and

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       (vi)   for a total of no more than EUR 0.00 if the new shares are issued as part of a capital increase against cash contributions at an issuing price that does not fall significantly below the market price.

(7) The Company's share capital is conditionally increased by a further amount of up to EUR 4,096,000.00 against non-cash contributions. The sole purpose of the conditional capital increase is to issue up to 1,600,000 no par-value bearer shares carrying dividend rights from the beginning of the fiscal year in which they are issued to service options for shares of SGL CARBON Aktiengesellschaft granted as stock appreciation rights (SARs) in the period up to December 31, 2009 to members of the Executive Committee and senior managers of SGL CARBON Aktiengesellschaft and members of the management and senior managers of affiliated companies of SGL CARBON Aktiengesellschaft within the meaning of sections 15ff of the AktG (Group companies) on the basis of the authorization granted by the Annual General Meeting on April 30, 2004. The contributions to the shares to be subscribed take the form of the contribution of the remuneration entitlements granted to beneficiaries under the stock appreciation rights issued in line with the authorization granted by SGL CARBON Aktiengesellschaft's Annual General Meeting on April 30, 2004. The conditional capital increase will only be implemented to the extent that the stock appreciation rights were issued on the basis of the authorization resolved by the Annual General Meeting on April 30, 2004, the beneficiaries exercised their options and contributed their remuneration entitlements to the Company, and insofar as the Company does not satisfy the beneficiaries' options in the form of own shares or a cash payment. The new shares are issued at the minimum price of EUR 2.56

(8) The share capital of the Company is conditionally increased by a further EUR 3,840,000.00, divided into 1,500,000 bearer shares with a proportional interest in the share capital of EUR 2.56 per share. The conditional capital increase will only be implemented to the extent that warrant holders of bonds with warrants or holders of conversion rights from convertible bonds, which are issued by SGL CARBON Aktiengesellschaft or a wholly-owned direct or indirect subsidiary of SGL CARBON Aktiengesellschaft on the basis of the authorizing resolution of the General Meeting of April 27, 2000, exercise their option or conversion rights, or to the extent that holders of convertible bonds with a conversion obligation, where those convertible bonds are issued on the basis of the authorizing resolution of the General Meeting of April 27, 2000 by SGL CARBON Aktiengesellschaft or a wholly-owned direct or indirect subsidiary of SGL CARBON Aktiengesellschaft, fulfill their conversion obligation. The new shares shall participate in the Company

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       profits as of the beginning of the fiscal year in which they are created through the exercise of conversion rights or options or through the fulfillment of conversion obligations.

(9) The share capital is conditionally raised by an additional nominal EUR 3,767,040.00. The conditional increase of the share capital will be executed only by issuing up to 1,471,500 new shares with the right to participate in the profits of the Corporation from the beginning of the fiscal year in which they were issued and will only be executed insofar as the owners of stock options, which were issued within the scope of the stock option plan of the Corporation based on the authorization of April 27, 2000, make use of their rights to purchase shares.

(10) The share capital is conditionally increased by up to EUR 38,400,000.00 through the issue of up to 15,000,000 new no-par value shares. The conditional capital increase shall be used to grant rights to the holders of bonds with warrants and/or convertible bonds issued by SGL CARBON Aktiengesellschaft or its wholly owned direct or indirect subsidiaries up to April 29, 2009 on the basis of the resolution by the Annual General Meeting on April 30, 2004. New shares shall be issued at the conversion price or warrant exercise price to be established in each case.

       The conditional capital increase shall only be performed to the extent that holders of bonds with warrants exercise their warrants or that holders of convertible bonds exercise their conversion rights, or holders who are subject to a conversion obligation fulfill their conversion obligation, and to the extent that the Company does not issue own shares instead of new shares or does not satisfy the subscription rights via a cash payment. The new shares carry dividend rights from the beginning of the fiscal year in which they are created as a result of the exercise of conversion rights or warrants or through the fulfillment of conversion obligations. The Executive Committee is authorized, with the consent of the Supervisory Board, to determine the further details of the implementation of a conditional capital increase.


                                   ARTICLE 4

                                  FISCAL YEAR


The fiscal year is the calendar year.



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                                   SECTION II


                                    BY LAWS


                             A. THE EXECUTIVE BOARD



                                   ARTICLE 5

                        COMPOSITION, RULES OF PROCEDURE


(1) The Executive Board shall consist of several members, the number of which shall be determined by the Supervisory Board.

(2) The Supervisory Board may appoint a member of the Executive Board as Chairman of the Executive Board.

(3) Resolutions of the Executive Board are passed by a simple majority vote unless a greater majority is required by law. In the event of a tie in votes for resolutions which are to be passed by a simple majority, the Chairman has the casting vote if the Executive Board consists of more than two persons.



                                   ARTICLE 6

                           AUTHORIZED REPRESENTATIVES


(1) The Corporation is legally represented by two members of the Executive Board or by one member of the Executive Board together with an authorized signatory ("Prokurist"). Otherwise, the Corporation is represented by authorized signatories or by other authorized persons as determined by the Executive Board.

(2)    No authorized signatory shall have sole power of representation.



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                            B. THE SUPERVISORY BOARD



                                   ARTICLE 7

                     COMPOSITION, ELECTIONS, TERM OF OFFICE


(1) The Supervisory Board consists of twelve members. Six of the members shall be elected by the annual stockholders' meeting and six members by the employees in accordance with the provisions of the Codetermination Law (Gesetz uber die Mitbestimmung).

(2) The members are elected for the period through the conclusion of the stockholders' meeting which is to decide on their discharge for the fourth fiscal year after election, not counting the fiscal year in which the election takes place.

(3)    Departing members are eligible for re-election.

(4) A member of the Supervisory Board may resign from office on submission of a written declaration to the Chairman of the Supervisory Board or to the Executive Board giving notice of four weeks. Resignation without notice is permitted in case of good cause.

(5) The annual stockholders' meeting may nominate substitute members to replace the ordinary members of the Supervisory Board who leave office prematurely, and such substitute members will become members of the Supervisory Board when elected by the stockholders' meeting. The term of office of a substitute member expires at the end of the annual stockholders' meeting following his entering into office; if no successor is elected at the next annual stockholders' meeting, the term of office shall continue until the end of the term of office of the ordinary member who departed prematurely from the Supervisory Board. Successors of ordinary members shall be elected for the remaining term of office of the retired member.

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                                   ARTICLE 8

                                  CHAIRMANSHIP


(1) Following the annual stockholders' meeting in which the members of the Supervisory Board have been elected, a meeting of the Supervisory Board is held for which no special invitation is required. Pursuant to the provisions of the Codetermination Law, the Supervisory Board shall at this meeting elect a Chairman and a Deputy Chairman for the duration of its term of office.

(2) In order to carry out the tasks defined in Art. 31, par. 3 of the Codetermination Law, the Supervisory Board shall subsequently form a committee composed of the Chairman, his deputy and two other members, one of whom is elected by the members of the Supervisory Board representing the employees and the other one by the members of the Supervisory Board representing the stockholders. These representatives are elected by a majority vote.

(3) If the Chairman or his deputy departs prematurely from office, the Supervisory Board shall immediately elect a successor.



                                   ARTICLE 9

                      CALLING OF MEETINGS, QUORUM, VOTING


(1) The Supervisory Board draws up its own rules of procedure. The following provisions apply to the calling of meetings, quorum and the conduct of business. The Supervisory Board may determine additional rules of procedure.

(2) The members of the Executive Board shall attend the meetings of the Supervisory Board unless the Supervisory Board or its Chairman should decide otherwise in individual cases.

(3) Meetings of the Supervisory Board are convened by the Chairman or in his absence by his deputy by giving 14 days prior notice. In urgent cases the period of notice may be reduced. The notice of the meeting shall contain the individual items of the agenda. Provided that all members of the Supervisory Board have been invited, a quorum shall be present if at least six members participate in the passing of the resolutions.


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(4)    Unless other majorities are required by law, resolutions are passed by a simple majority of the votes cast. The Chairman determines the order of business as well as the method of voting. If there is a tie in votes, he decides whether the vote should be held again. If he considers it necessary, he is authorized to interrupt the meeting for a period of no longer than one week.

(5) Resolutions should only be passed on such items of the agenda which are stated in the meeting notice. If due notice has not been given of an item on the agenda, a resolution thereon is subject to approval by all members of the Supervisory Board. Absent members of the Supervisory Board will be given the opportunity to object to the passing of the resolution within a reasonable period of time to be determined by the Chairman; the resolution shall take effect only after the members of the Supervisory Board not having attended the meeting have not raised objection within such period.

(6) Members of the Supervisory Board who do not attend a meeting may participate in the passing of resolutions by the Supervisory Board and its committees by authorizing other members of the Supervisory Board to present their written votes at the meeting.

(7) The Chairman may arrange for a resolution of the Supervisory Board to be passed by securing written, telegraphic or telephonic votes of the members, provided no other member objects to this procedure within a reasonable period as determined by the Chairman.

(8) In addition to the committee mentioned in Art. 8, Par. (2), the Supervisory Board may form other committees from among its members and - so far as legally permissible - delegate decision-making powers to them.

(9) Declarations of intent by the Supervisory Board shall be made by the Chairman in the name of the Supervisory Board or, in his absence, by his deputy.


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                                   ARTICLE 10

                               SPECIAL COMPETENCE


(1) The Executive Board requires the approval of the Supervisory Board for the following actions, if such actions go beyond the ordinary course of business and are of significant economic importance to the Corporation:

       a) acquisition, disposal or encumbrance of real estate, rights equivalent to real property and rights to real estate;

       b) commencement of new or discontinuance of existing lines of production or business;

       c)     issuing of debt and long-term borrowing;

       d)     acceptance of guarantees, sureties and similar liabilities;

       e)     granting loans and other credits;

       f)     opening and closing branch offices;

       g)     purchasing or disposing of interests in other companies.

(2) Insofar as the Executive Board requires the consent of the Supervisory Board, such consent may, as far as legally permissible, be given in the form of a general authorization covering specified types of transactions.

(3) The Supervisory Board is authorized to make amendments to the articles of incorporation that only affect their drafting.



                                   ARTICLE 11

                     COMPENSATION OF THE SUPERVISORY BOARD


(1) Each Supervisory Board member will receive a fixed remuneration of EUR 20,000.00, payable after the end of the fiscal year, in addition to the payment of their expenses.



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(2)    The Chairman of the Supervisory Board will receive twice the above figure, while the Deputy Chairman will receive one and a half times that rate. Each member of a Supervisory Board committee will receive EUR 2,000.00 for each committee meeting he or she attends.



                           C. STOCKHOLDERS' MEETINGS


                                   ARTICLE 12

                                    LOCATION


The stockholders' meeting shall be held at the seat of the Corporation or in cities of the Federal Republic of Germany with a stock exchange or with a population exceeding 200,000.



                                   ARTICLE 13

                     CALLING A MEETING OF THE STOCKHOLDERS


The Annual General Meeting shall be called no later than thirty days before the day the shareholders have to register for the meeting.



                                   ARTICLE 14

                   RIGHT TO ATTEND THE ANNUAL GENERAL MEETING

(1) Shareholders intending to attend the Annual General Meeting or to exercise their right to vote shall register prior to the meeting. Said registration has to reach the Company no later than on day seven (7) before the meeting.

(2) Shareholders are required to prove their right for attending the Annual General Meeting. A document in text form issued by the deposit bank or other financial institution and identifying them as the owners of a certain number of shares will suffice. This document shall be in German



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       or in English, and shall reach the Company no later than on day seven (7)
       before the Meeting.

(3) In the event that share certificates are not deposited with a bank or other financial institution, for attending the Annual General Meeting the shareholders are required to deposit their shares during normal office hours either with a German notary public, or with the Company and leave them there until the termination of the Annual General Meeting. If the deposit is made with a notary public, the notary's certificate, stating the number of the shares deposited, shall be delivered during normal office hours to the Company no later than one day after expiration of the deadline to register for attendance of the meeting. Shareholders depositing their shares or delivering a certificate of deposit in accordance with sentence 2 above will be given a receipt in their name showing the number of the deposited shares, which also shall serve as admission ticket to the Annual General Meeting for the person named on it or for his duly appointed proxy.




                                   ARTICLE 15

                     CHAIRMAN OF THE STOCKHOLDERS' MEETINGS


(1) Meetings of the annual stockholders' meeting are chaired by the Chairman of the Supervisory Board, the additional member of the committee listed in Art. 8 Par. (2) who is elected to the Supervisory Board by the stockholders' meeting, or a member of the Supervisory Board or Executive Board elected by the Supervisory Board for this purpose. If no member of the Supervisory Board or of the Executive Board chairs the meeting, the Chairman shall be elected at the stockholders' meeting.

(2) The Chairman of the meeting may alter the order of items on the agenda. He shall determine the manner, form and order of voting on the resolutions.

(3) The Chairman of the General Meeting can allow the General Meeting to be recorded and broadcast using electronic media to the extent that this is permitted by law.

(4) The Chairman of the meeting can impose an appropriate time limit on the shareholders' right to speak and ask questions. In particular, at the



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       start of the meeting and during the meeting, he shall be entitled to fix an adequate schedule for the whole course of the meeting, for each item on the agenda or for each shareholder giving a speech.



                                   ARTICLE 16

                     ADOPTION OF RESOLUTIONS AND ELECTIONS


(1) Each share shall grant the right to one vote at the stockholders' meeting.

(2) Voting rights can be exercised by representatives with power of attorney. If neither a credit institution nor a shareholders' association is appointed to be the shareholder's authorized representative, the power of attorney must be issued in writing or by electronic or other means to be determined more specifically by the Company. The details of the procedure for issuing powers of attorney by electronic or other means will be announced to the shareholders when the General Meeting is convened.

(3) Unless otherwise required by law, all resolutions of the stockholders' meeting are adopted by a simple majority of votes and, if a capital majority is required, by a simple majority of the capital stock at the time of the meeting.

(4) Amendments to the articles of incorporation which only affect their wording may be made by the Supervisory Board.



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                                  SECTION III


      ANNUAL STATEMENT OF ACCOUNTS, ANNUAL STOCKHOLDERS' MEETING, NOTICES


                                   ARTICLE 17

                          ANNUAL STATEMENT OF ACCOUNTS


(1) Within the first three months of each fiscal year, the Executive Board shall prepare the annual financial statements and the management report as well as the consolidated financial statements and the Group management report for the previous fiscal year and submit them to the auditor. The Executive Board shall present these documents to the Supervisory Board immediately after preparation together with the proposal for the appropriation of retained earnings that it intends to make to the Annual General Meeting.

(2) The annual financial statements and the management reports for the Company and the Group, the report of the Supervisory Board and the proposal for the appropriation of retained earnings by the Executive Board shall be made available for inspection by the stockholders at the Company's offices from the date of convening the Annual General Meeting.



                                   ARTICLE 18

                          ANNUAL STOCKHOLDERS' MEETING


(1) The annual stockholders' meeting shall take place within the first eight months of every fiscal year.

(2) The annual stockholders' meeting shall resolve in particular the disposition of the net earnings of the year, elect the auditor, discharge the Executive Board and the Supervisory Board, elect the members of the Supervisory Board and, where required by law, approve the annual statement of accounts.


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                                   ARTICLE 19

                          DISPOSITION OF NET EARNINGS


The net earnings of the year as listed in the annual statement of accounts are calculated after charging depreciation, value adjustments and amounts set aside by the Executive Committee and the Supervisory Board for provisions and reserves, shall be distributed to the stockholders except to the extent that the annual stockholders meeting shall resolve to use it in another manner.



                                   ARTICLE 20

                             PUBLICATION OF NOTICES


The Company's notices are published in the electronic version of the German Federal Gazette.




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